Exhibit (p)(12)

Worldline Capital PTE. LTD.

Code of Ethics

Effective Date: 07/15/2026

This Code of Ethics (the “Code”) is the sole property of Worldline Capital PTE. LTD. (“Worldline” or “Firm”) and must be returned to the Firm should an employee’s association with the Firm terminate for any reason.

The contents of this Code are confidential and should not be revealed to third parties without the consent of the Chief Compliance Officer.

Table of Contents

Introduction	1
Definitions	3
Standard of Conduct	6
Insider Trading	7
Prediction Markets, MNPI, and Circumvention of Personal Trading Requirements	8
Personal Trading Procedures	9
Transactions Requiring Preclearance	9
Blackout Restrictions	11
Holdings and Transaction Reporting	12
Initial Holdings Reporting Requirements	12
Quarterly Transaction and Account Reporting Requirements	12
Annual Holdings Reporting Requirements	14
Brokerage Confirmations, Statements, and GCS Uploads	14
Opening and Changes to Brokerage Accounts	15
Discretionary Accounts	15
Initial Public Offerings and Limited Offerings	16
Review of Personal Trading Information	17
Other Required Reporting	18
Gifts and Entertainment	19
Political Contributions (Pay-to-Play)	21
Outside Business Activities	22
Email and Other Electronic Communication	23
Social Media	24
Administration of the Code	25
Training	26
Sanctions and Remedies	27
Reporting Violations	28
Whistleblowers	29
Acknowledgement & Certification	30

i

Introduction

Worldline Capital PTE. LTD. (“Worldline” or the “Firm”) maintains a policy of strict compliance with the highest standards of ethical business conduct and all applicable securities laws and regulations. As an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”), Worldline has adopted this Code of Ethics (the “Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Code also supports the Firm’s obligations under Section 204A of the Advisers Act to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information.

Worldline also serves as an investment adviser or sub-adviser to one or more investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Accordingly, the Code has also been adopted pursuant to Rule 17j-1 under the 1940 Act and contains provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by that Rule.

All employees of Worldline are Supervised Persons and are designated as Access Persons for purposes of this Code. Any other person who provides investment advice on behalf of Worldline and is subject to the Firm’s supervision and control is also a Supervised Person. The CCO will identify the Firm’s Supervised Persons and may designate additional Supervised Persons as Access Persons in accordance with the definitions and requirements of this Code. The Firm may also apply specified provisions of this Code to consultants, interns, contractors, temporary personnel, or other persons who do not otherwise meet the definition of Supervised Person.

All Supervised Persons are subject to the applicable standards of conduct and other requirements of this Code. Access Persons are also subject to the personal securities preclearance, holdings, transaction-reporting, and related requirements applicable to Access Persons. The Code is intended to promote compliance with applicable law, reinforce Worldline’s fiduciary obligations, identify and address conflicts of interest, and prevent the misuse of confidential or material nonpublic information. Compliance with the Code is a condition of employment or continued association with Worldline.

All Supervised Persons and any other persons made subject to this Code by the Firm will be provided with a copy of the Code and each applicable amendment. Each Supervised Person must acknowledge receipt of the Code and its amendments in accordance with the Acknowledgment and Certification section. An electronic version of the Code is available through the Greenboard Compliance System (“GCS”).

This Code is an integral component of Worldline’s compliance program. All recipients of the Code must read and understand its contents, comply with the requirements applicable to them, and know how to locate a copy of the Code.

Failure to comply with this Code may result in disciplinary or remedial action, including the sanctions described in the Sanctions and Remedies section.

Worldline may amend the Code as necessary or appropriate to achieve the purposes of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Because Worldline serves as an investment advisor or sub-advisor to a registered investment company, this Code and any material amendment must be submitted to the board of the applicable Reportable Fund for approval in accordance with Rule 17j-1.

Before the Code or a material amendment is approved, Worldline will provide the board with a certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. A material amendment must be submitted for board approval no later than six months after its adoption by Worldline.

This Code represents the intellectual property of Worldline. It is made available to persons subject to the Code while employed by, or otherwise associated with, Worldline. Accordingly, any portion of the Code, or revisions thereof, must be destroyed or returned to Worldline upon termination of employment or association with Worldline.

This Code supersedes all prior oral or written instructions concerning the matters addressed in the Code. However, Worldline retains the right to amend the Code by modifying, or rescinding, any of its provisions, or by adding additional provisions, at any time.

Acceptance of the Code does not constitute a contract of employment.

Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means a Supervised Person who:

●	Has access to nonpublic information regarding client securities transactions or portfolio holdings;

●	Has access to nonpublic information regarding the portfolio holdings of a Reportable Fund;

●	Makes or participates in making securities recommendations to clients; or

●	Has access to securities recommendations before they are public.

Worldline has elected to designate all employees, officers, directors, and partners as Access Persons for purposes of this Code, regardless of whether an individual would otherwise satisfy the criteria above. The CCO will identify Supervised Persons who satisfy the criteria above and may designate additional Supervised Persons as Access Persons based on their functions, responsibilities, and access to nonpublic information.

Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides or deviates from the predetermined schedule or allocation is not considered a transaction effected pursuant to an Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as those terms mean under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of a security in which the person has a direct or indirect pecuniary (monetary) interest.

Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of:

●	A member of an Access Person’s immediate family, including a spouse, domestic partner, child or parents, who shares the Access Person’s household, including children who are temporarily living outside the household for school, military service, or similar situation;

●	A relative who shares the Access Person’s household and whose purchases, sales, or other trading activities the Access Person directly or indirectly influences or controls;

●	A relative whose financial affairs the Access Person controls, whether by contract, arrangement, understanding, convention, or otherwise, including a relative whom the Access Person traditionally advises regarding investment choices, invests for, or otherwise assists financially;

●	An investment account over which an Access Person exercises investment discretion, influence, or control;

●	A trust or other arrangement in which the Access Person has a direct or indirect pecuniary interest or over which the Access Person exercises investment influence or control; or

●	A non-public entity of which the Access Person is a director, officer, partner, manager, or controlling owner, or in which the Access Person owns 10% or more of a class of voting securities or otherwise exercises effective control.

Covered Account means any securities, brokerage, or investment account maintained at a broker-dealer, bank, transfer agent, investment adviser, or other financial institution in which an Access Person has a direct or indirect Beneficial Ownership interest or over which the Access Person exercises investment discretion, influence, or control.

Covered Accounts also include accounts for which an Access Person serves as an executor, trustee, custodian, or holder of a power of attorney, as well as corporate, partnership, trust, or investment-club accounts over which the Access Person exercises influence or control. The requirements applicable to a Covered Account also apply to Reportable Securities held outside an account, including securities represented by physical certificates.

Discretionary Account means an account managed by an unaffiliated third party who exercises full investment discretion and over which the Access Person has no direct or indirect influence or control regarding specific investment decisions.

Family/Household means an Access Person’s spouse, domestic partner, child or parent who shares the Access Person’s household, including children who are temporarily living outside of the household for school, military service or other similar situation, and any other relative who shares the Access Person’s household.

High Quality Short-Term Debt Instrument means an instrument that has a maturity at issuance of less than 366 days and that the Firm determines presents a minimal amount of credit risk.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933 where the issuer, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means

●	Any Access Person of Worldline, or of any company in a control relationship with Worldline, who, in connection with the person’s regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Reportable Fund; and

●	Any natural person who controls Worldline and who obtains information concerning recommendations made to a Reportable Fund regarding the purchase or sale of securities by the Reportable Fund.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) of that Act, or pursuant to Rule 504 or Rule 506 under the Securities Act. Limited Offerings generally include private placements and interests in privately offered funds, partnerships, limited liability companies, and similar investment vehicles.

Nonreportable Security means a security that is excluded from the definition of “Reportable Security” under Rule 204A-1, including:

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and High-Quality Short-Term Debt Instruments, including repurchase agreements

●	Shares issued by money market funds

●	Shares issued by open-end investment companies other than Reportable Funds

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which is a Reportable Fund

Nonreportable Securities are not subject to the holdings or transaction reporting requirements otherwise applicable to Reportable Securities under this Code. The CCO may require disclosure or reporting of a Nonreportable Security to address a potential conflict, misuse of nonpublic information, or other compliance concern.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Reportable Fund means any investment company registered under the 1940 Act for which Worldline serves as an investment adviser or sub-adviser and any registered investment company whose investment adviser or principal underwriter controls Worldline, is controlled by Worldline, or is under common control with Worldline.

As of the effective date of this Code, the KraneShares Public-Private AI & Technology ETF (“AGIX”) is a Reportable Fund. The CCO may update the Firm’s list of Reportable Funds from time to time without amending this definition.

Reportable Security means any security as defined in Section 202(a)(18) of the Advisers Act, other than a Nonreportable Security.

Reportable Securities generally include, without limitation:

●	Common and preferred stocks

●	American Depositary Receipts

●	Corporate and municipal bonds

●	Exchange-traded funds

●	Closed-end investment companies

●	Options, securities futures, and other security-based instruments

●	Interests in private funds, private placements, limited partnerships, and other Limited Offerings

●	Shares of any Reportable Fund, including AGIX

An Access Person must consult the CCO if there is uncertainty as to whether an instrument is a Reportable Security.

Supervised Person means every employee, officer, director, and partner of Worldline and any other person who provides investment advice on behalf of Worldline and is subject to the Firm’s supervision and control. The CCO will identify the Firm’s Supervised Persons and notify each such person of the requirements of this Code applicable to the person. The Firm may also apply specified provisions of this Code to consultants, interns, contractors, temporary personnel, or other persons who do not otherwise meet the definition of Supervised Person.

Standard of Conduct

Worldline and its Supervised Persons owe fiduciary duties to the Firm’s clients. Each Supervised Person must act honestly, fairly, and in the best interests of clients and must place client interests ahead of personal interests.

Each Supervised Person must:

●	Comply with applicable U.S. federal securities laws and other laws and regulations applicable to the Supervised Person’s activities, including applicable laws of Singapore;

●	Conduct all activities in a manner consistent with Worldline’s fiduciary duties to its clients;

●	Avoid actual or apparent conflicts of interest where reasonably possible;

●	Promptly disclose to the CCO any actual or potential conflict of interest;

●	Refrain from taking inappropriate advantage of the Supervised Person’s position with the Firm;

●	Maintain the confidentiality of client, fund, portfolio, issuer, and Firm information;

●	Refrain from trading or communicating information while in possession of material nonpublic information;

●	Comply with all requirements of this Code applicable to the Supervised Person, including the personal securities preclearance, reporting, blackout, and certification requirements applicable if the Supervised Person is also an Access Person; and

●	Promptly report any actual or suspected violation of this Code.

Compliance with the technical provisions of this Code does not relieve a Supervised Person of the obligation to act consistently with the Firm’s fiduciary duties or applicable law.

Insider Trading

Worldline prohibits all Supervised Persons and any other persons made subject to this policy from trading, either personally or on behalf of others, while in possession of material non-public information or improperly communicating this information to others. Such conduct may constitute “insider trading” or “tipping.”

While securities laws concerning insider trading are not static, they generally prohibit:

●	Trading by an insider while in possession of material non-public information

●	Trading by a non-insider while in possession of material non-public information, that was improperly disclosed or misappropriated in breach of a fiduciary duty or other relationship of trust or confidence; and

●	Improperly communicating material non-public information to another person who may trade or otherwise misuse the information.

The term “insider” is broadly defined. It includes officers, directors, and employees of a company. In addition, a person may be considered a “temporary insider.” A temporary insider may include, among others, attorneys, accountants, consultants, bank lending officers and employees of these organizations who receive confidential information through a special relationship with the company.

This policy does not prohibit Supervised Persons from communicating material non-public information when authorized and reasonably necessary in the ordinary course of carrying out their business responsibilities. Examples include disclosures to custodians, accountants, administrators, attorneys, trustees, regulators and others authorized by the client or the Firm.

To help determine whether information may be material and non-public, a Supervised Person should consider:

●	Is the information material?

●	Has the information been broadly disseminated to the investing public?

●	Would a reasonable investor consider it important in making an investment decision?

●	Would the information reasonably be expected to affect the market price or value of any security?

No Supervised Person may trade while aware of material nonpublic information or improperly communicate such information to another person. A Supervised Person also may not recommend or cause another person to purchase or sell a security while aware of material nonpublic information relating to the security or its issuer.

If a Supervised Person possesses information that may be material and nonpublic, or is uncertain whether the information is material or public, the Supervised Person must:

●	Immediately notify the CCO;

●	Refrain from communicating the information to any person other than the CCO, legal counsel, or another person authorized by the CCO;

●	Refrain from purchasing or selling the applicable security or any related security for the Supervised Person, a client, the Firm, or another person;

●	Refrain from recommending the applicable security or related security; and

●	Follow any restricted list, information barrier, or other instructions imposed by the CCO.

These restrictions remain in effect until the CCO determines that trading, recommending or communicating the information may resume.

Prediction Markets, MNPI, and Circumvention of Personal Trading Requirements

Supervised Persons are prohibited from using prediction markets, event contracts, event-based wagering markets, crypto-based prediction markets, sports or event-betting platforms, or similar arrangements in any manner that involves material nonpublic information, confidential Firm, client, fund, portfolio, or issuer information, conflicts of interest, or circumvention of the Firm’s Code of Ethics.

For purposes of this policy, “prediction markets” include, but are not limited to, platforms or arrangements that allow participants to take positions based on the outcome of future events, including Kalshi, Polymarket, sports or event-betting markets, crypto-based prediction markets, political event markets, economic or financial event markets, regulatory or litigation outcome markets, and any substantially similar product, contract, platform, or arrangement.

Supervised Persons may not trade or participate in a prediction market where the activity is based on, informed by, or reasonably appears to involve material nonpublic information. In this context, material nonpublic information includes any nonpublic information learned through the Supervised Person’s employment, position, duties, client relationships, portfolio management activities, trading activities, compliance responsibilities, board materials, due diligence activities, vendor oversight, or other Firm-related responsibilities that a reasonable person would consider important in evaluating the outcome, pricing, probability, or value of a prediction-market contract.

Examples of material nonpublic information in this setting may include, but are not limited to, nonpublic information regarding portfolio holdings or trades; contemplated client, fund, or account transactions; fund launches, closures, reorganizations, liquidations, manager changes, or board approvals; issuer-specific developments; mergers or acquisitions; earnings or financial results; regulatory approvals or investigations; litigation outcomes; enforcement matters; examination findings; ETF or product approvals; investment allocations; client flows; trading activity; liquidity events; or other nonpublic business, market, regulatory, political, or economic information obtained through the Supervised Person’s association with the Firm.

Supervised Persons may not use prediction markets to avoid or circumvent any requirement applicable to them under the Firm’s Code of Ethics, including its personal securities trading, pre-clearance, reporting, restricted list, blackout period, conflicts of interest, or insider trading requirements. This prohibition applies regardless of whether the prediction-market contract is technically classified as a security, commodity interest, derivative, swap, digital asset, gambling product, event contract, or other financial or non-financial instrument.

Prohibited activity includes, but is not limited to:

●	Using a prediction market to gain exposure to an issuer, security, ETF, index, sector, commodity, crypto asset, interest rate, economic release, regulatory action, election result, litigation outcome, transaction, or market event where direct trading in a related security or instrument would be prohibited, restricted, reportable, or subject to pre-clearance under the Code

●	Trading a contract based on whether a public company will announce a merger, earnings result, product approval, bankruptcy, regulatory action, enforcement matter, or similar event when the Supervised Person has confidential or nonpublic information relating to that event

●	Trading a contract based on ETF approval, fund launch, fund closure, manager termination, board action, client allocation, portfolio transaction, or other nonpublic Firm, fund, or client-related event;

●	Using a political, regulatory, litigation, or macroeconomic event contract to obtain exposure to an investment thesis, portfolio holding, client position, or Firm trading activity that would otherwise implicate the Firm’s personal trading or conflicts policies

●	Causing or encouraging a household member or another person or account to engage in prediction-market activity that the Supervised Person could not engage in directly

A Supervised Person must contact the CCO before engaging in any prediction-market or event-contract activity that could reasonably involve confidential Firm, client, fund, portfolio, issuer, market, regulatory, political, or economic information obtained through the Supervised Person’s employment or association with the Firm. The CCO may prohibit or restrict any such activity that presents an actual or potential conflict, creates a risk of misuse of material nonpublic information, or could circumvent this Code.

Personal Trading Procedures

Access Persons must conduct their personal securities activities in a manner consistent with Worldline’s fiduciary duties to its clients. Access Persons must place client interests ahead of their personal interests and must not use nonpublic information concerning client holdings, recommendations, or transactions for personal benefit.

Access Persons may not engage in “front running” by purchasing or selling a security in advance of a client transaction based on an expectation that the client transaction may affect the market price or value of the security. This prohibition applies whether the Access Person’s transaction is in the same direction as the client transaction (for example, two purchases) or in the opposite direction (for example, a purchase and a sale).

Access Persons are prohibited from engaging in naked short sales. An Access Person may not establish or maintain a net short position, directly or through options, derivatives, prediction markets, or other instruments, in:

●	AGIX;

●	A security held by AGIX;

●	A security that the Access Person knows is under active consideration for purchase by AGIX; or

●	Any other security when the position would conflict with a client’s interests or create the appearance that the Access Person is benefiting from anticipated client activity

The CCO may prohibit or restrict any short position that presents an actual or potential conflict of interest or circumvention concern.

Transactions Requiring Preclearance

An Access Person must obtain written approval from the CCO before:

●	Purchasing, selling, or otherwise acquiring or disposing of any interest in AGIX or any other Reportable Fund that Worldline may advise or sub-advise, including any related option, derivative, unit investment trust, or other instrument providing direct or indirect exposure;

●	Directly or indirectly acquiring Beneficial Ownership in any security offered through an Initial Public Offering; or

●	Directly or indirectly acquiring Beneficial Ownership in any security offered through a Limited Offering, including a private placement, private fund, limited partnership, or similar privately offered investment.

Transactions in Reportable Securities other than those identified above do not require preclearance unless the transaction is prohibited or restricted under this Code, including when:

●	The CCO has imposed a temporary trading restriction;

●	The transaction is subject to a blackout restriction under this Code; or

●	The CCO determines that preclearance is necessary to address a conflict of interest or other compliance concern.

A preclearance request must be submitted through GCS. Approval is valid only for the day on which it is granted unless the written approval expressly provides otherwise. If the transaction is not fully executed during the approved period, the Access Person must obtain new approval before executing the remaining portion.

Transactions effected pursuant to an Automatic Investment Plan are not subject to transaction-by-transaction preclearance or quarterly transaction reporting. The establishment or modification of, or an override to, an Automatic Investment Plan involving AGIX or any other Reportable Fund advised or sub-advised by Worldline must be precleared. A transaction that departs from the predetermined schedule or allocation of an Automatic Investment Plan is not exempt.

Transactions effected through a savings plan, retirement plan, or Mandatory Provident Fund (“MPF”) arrangement are not subject to preclearance or separate transaction reporting when the Access Person’s investment choices are limited to pooled investment options and the Access Person cannot select individual Reportable Securities. Any self-directed brokerage feature or other arrangement that permits the Access Person to purchase or sell individual Reportable Securities remains subject to the applicable requirements of this Code.

The following Personal Trading Chart identifies common types of investments and indicates whether transactions in those investments require preclearance or reporting under this Code.

Investment or Transaction	Preclearance Required?	Reporting Required?
AGIX and any other Reportable Fund that Worldline may advise or sub-advise, including related options, derivatives, unit investment trusts, or other instruments providing direct or indirect exposure	✔ Yes	✔ Yes
Initial Public Offerings	✔ Yes	✔ Yes
Limited Offerings, including private placements, private funds, and privately offered limited partnerships	✔ Yes	✔ Yes
Common stocks, preferred stocks, and ADRs	✘ No*	✔ Yes
Exchange-traded funds other than Reportable Funds	✘ No*	✔ Yes
Closed-end investment companies	✘ No*	✔ Yes
Corporate and municipal bonds	✘ No*	✔ Yes
Agency, foreign-government, and other reportable debt securities, excluding direct obligations of the U.S. Government	✘ No*	✔ Yes
Options, security futures, warrants, and other security-based instruments not linked to a Reportable Fund	✘ No*	✔ Yes
Other Reportable Securities not listed above	✘ No*	✔ Yes
Direct obligations of the U.S. Government, including U.S. Treasury securities	✘ No	✘ No
Bankers’ acceptances, certificates of deposit, commercial paper, and High-Quality Short-Term Debt Instruments, including qualifying repurchase agreements	✘ No	✘ No
Money market funds	✘ No	✘ No
Open-end mutual funds other than Reportable Funds	✘ No	✘ No
Unit investment trusts not invested exclusively in open-end funds and not otherwise providing direct or indirect exposure to a Reportable Fund	✘ No*	✔ Yes
Unit investment trusts invested exclusively in open-end funds, none of which is a Reportable Fund	✘ No	✘ No

*	Preclearance is required if the transaction is subject to a blackout or temporary trading restriction or is otherwise designated for preclearance by the CCO. See Blackout Restrictions below.

If an Access Person is uncertain whether a transaction requires preclearance or reporting, they must consult the CCO before proceeding

Blackout Restrictions

Access Persons are prohibited from purchasing or selling, directly or indirectly, any security or related instrument subject to an applicable blackout period.

Scheduled Rebalances

For each regularly scheduled quarterly rebalance of AGIX, the blackout period begins seven calendar days before the scheduled rebalance date and continues until the applicable portfolio transactions have been completed, unless the CCO establishes a different period in writing. During the blackout period, Access Persons may not purchase or sell any security held by AGIX or any related instrument.

Unscheduled Rebalances and Trading Activity

If an unscheduled rebalance, portfolio adjustment, or material trade program for AGIX is contemplated, the blackout period begins when the Access Person becomes aware of the contemplated activity, an affected security is placed on the Firm’s restricted list, or the CCO communicates that a blackout period has begun, whichever occurs first. The blackout remains in effect until the CCO communicates that it has ended.

An Access Person who possesses nonpublic information regarding a proposed rebalance, portfolio adjustment, or AGIX transaction may not purchase or sell any affected security or related instrument, even if the CCO has not formally announced a blackout period. During any formally imposed blackout period, the same restriction applies until the CCO communicates that the blackout period has ended.

The CCO may impose additional blackout periods or trading restrictions whenever reasonably necessary to protect AGIX or another client, prevent misuse of confidential information, or address a conflict of interest.

The CCO may grant an exception only when the CCO determines in writing that the transaction does not present a conflict of interest, involve material nonpublic information, or adversely affect AGIX or another client.

If an Access Person executes a transaction in violation of this section, the CCO may require the transaction to be reversed and any profit to be disgorged, in addition to any other sanction available under this Code.

Holdings and Transaction Reporting

All Access Persons must submit the holdings and transaction reports required under this Code to the CCO. Reports must cover all Reportable Securities in which the Access Person has or acquires direct or indirect Beneficial Ownership. Initial and Annual Holdings Reports must also identify each broker, dealer, or bank with which the Access Person maintains an account in which securities are held for the Access Person’s direct or indirect benefit.

This generally includes accounts and securities held by a member of the Access Person’s Family/Household when the Access Person has direct or indirect Beneficial Ownership, investment discretion, influence, control, or a pecuniary interest. The CCO may require information concerning a Family/Household account when necessary to determine whether the account is subject to this Code.

Reports must be complete, accurate, and timely. Submission of a report does not constitute an admission that the reporting person has Beneficial Ownership of a reported security. An Access Person remains responsible for reporting information that is not fully reflected in brokerage confirmations, account statements, electronic account feeds, or other records received by the Firm.

Initial Holdings Reporting Requirements

No later than ten calendar days after becoming an Access Person, the Access Person must submit an Initial Holdings Report through GCS to the CCO. The information must be current as of a date no more than 45 calendar days before the person became an Access Person.

The Initial Holdings Report must include:

●	The title and type of each Reportable Security in which the Access Person has direct or indirect Beneficial Ownership;

●	As applicable, the exchange ticker symbol or CUSIP number;

●	The number of shares and principal amount of each Reportable Security, as applicable;

●	The name of every broker, dealer, bank, or other financial institution with which the Access Person maintains an account in which securities are held for the Access Person’s direct or indirect benefit; and

●	The date the report is submitted.

An Access Person must submit an Initial Holdings Report even when the Access Person has no Reportable Securities or securities accounts.

Account statements may be used to supplement the Initial Holdings Report if they contain the required information, but the Access Person must still complete the applicable GCS certification confirming that the information is complete and accurate.

Quarterly Transaction and Account Reporting Requirements

No later than 30 calendar days after the end of each calendar quarter, each Access Person must submit a Quarterly Transaction and Account Report through GCS to the CCO covering the applicable quarter.

For each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, direct or indirect Beneficial Ownership, the report must include:

●	The transaction date;

●	The title of the security and, as applicable, its exchange ticker symbol or CUSIP number;

●	The interest rate and maturity date, when applicable;

●	The number of shares and principal amount, as applicable;

●	The nature of the transaction;

●	The transaction price;

●	The name of the broker, dealer, bank, or other financial institution with or through which the transaction was effected; and

●	The date the report is submitted.

For each account established during the quarter in which securities are held for the Access Person’s direct or indirect benefit, the report must include:

●	The name of the broker, dealer, bank, or other financial institution;

●	The date the account was established; and

●	The date the report is submitted.

An Access Person must submit a Quarterly Transaction and Account Report for each calendar quarter even if no reportable transactions occurred and no new accounts were established.

A separate quarterly transaction report is not required for:

●	Transactions effected pursuant to an Automatic Investment Plan;

●	Transactions effected in an approved Discretionary Account over which the Access Person has no direct or indirect influence or control;

●	Transactions already reflected in brokerage confirmations, account statements, or direct electronic account data received and retained by the Firm no later than 30 calendar days after the end of the applicable quarter, provided the records contain all information required under this Code; or

●	Non-volitional transactions resulting solely from a merger, recapitalization, stock split, reverse stock split, spin-off, conversion, or similar corporate action, provided that any resulting Reportable Security is included in the Access Person’s next required holdings report.

Transactions effected pursuant to an Automatic Investment Plan remain subject to the applicable Initial and Annual Holdings Report requirements.

Transactions that are not reflected in ordinary account statements, including transactions in private funds, private placements, or similar investments, must be separately reported through GCS.

Annual Holdings Reporting Requirements

No later than 45 calendar days after the end of each calendar year, each Access Person must submit an Annual Holdings Report through GCS to the CCO containing holdings and account information as of December 31.

The Annual Holdings Report must include:

●	The title and type of each Reportable Security in which the Access Person has direct or indirect Beneficial Ownership;

●	As applicable, the exchange ticker symbol or CUSIP number;

●	The number of shares and principal amount, as applicable;

●	The name of each broker, dealer, bank, or other financial institution with which the Access Person maintains an account in which securities are held for the Access Person’s direct or indirect benefit; and

●	The date the report is submitted.

An Access Person must submit an Annual Holdings Report even when the Access Person has no Reportable Securities or securities accounts.

Brokerage Confirmations, Statements, and GCS Uploads

Each Access Person must ensure that the Firm receives sufficient brokerage and account information to review compliance with this Code. This requirement may be satisfied through one or more of the following methods approved by the CCO:

●	Direct electronic account linking through GCS;

●	Duplicate trade confirmations or account statements sent directly by the broker, dealer, bank, or other financial institution;

●	Timely upload of complete account statements through GCS; or

●	Another method approved in writing by the CCO.

Statements must be uploaded or otherwise received no later than 30 calendar days after the end of the applicable calendar quarter. The Access Person remains responsible for separately reporting any Reportable Security, transaction, or account information that is not fully reflected in the materials provided.

The CCO may require additional documentation or direct institutional verification when necessary to confirm the completeness or accuracy of the information submitted.

Opening and Changes to Brokerage Accounts

An Access Person must report through GCS any brokerage, securities, digital-asset securities, or other investment account established during the quarter in which securities are held for the Access Person’s direct or indirect benefit.

The report must identify:

●	The broker, dealer, bank, or other financial institution;

●	The account owner or owners;

●	The type of account;

●	Whether the account is discretionary;

●	The date the account was established; and

●	Any other information requested by the CCO.

An account maintained before the person became an Access Person may continue to be maintained if it is disclosed in the Initial Holdings Report and the Access Person complies with the account statement requirements under this Code.

An Access Person must promptly notify the CCO through GCS of any material change to an account, including a change in ownership, account number, discretionary status, or financial institution.

Discretionary Accounts

An Access Person must obtain written approval from the CCO before an account may be treated as a Discretionary Account exempt from the preclearance and quarterly transaction reporting requirements under this Code.

To qualify, the account must be managed by an unaffiliated third-party who exercises full investment discretion, and the Access Person must have no direct or indirect influence or control over specific investment decisions.

The Access Person must provide:

●	The applicable investment management or advisory agreement;

●	Documentation demonstrating that the manager has full investment discretion;

●	A certification that the Access Person will not communicate investment directions, security recommendations, or restrictions to the manager; and

●	Any other documentation requested by the CCO.

The Access Person must promptly notify the CCO if the arrangement changes or if the Access Person communicates with the manager regarding particular securities, industries, issuers, or transactions.

The CCO may require periodic account statements, certifications from the manager, sample testing, or other documentation to verify that the Access Person does not exercise direct or indirect influence or control. The CCO may revoke the exemption at any time.

The account and any Reportable Securities held in the account remain subject to the applicable Initial and Annual Holdings Report requirements.

A Discretionary Account may not be used to evade or circumvent this Code.

Initial Public Offerings and Limited Offerings

An Access Person may not directly or indirectly acquire Beneficial Ownership in a security through an Initial Public Offering or Limited Offering without prior written approval from the CCO.

The request must be submitted through GCS before the transaction and must include:

●	A description of the issuer or investment;

●	The nature and amount of the proposed investment;

●	The source of the investment opportunity;

●	Whether any client or Reportable Fund is eligible to participate in the opportunity;

●	Any relationship between the Access Person and the issuer, sponsor, placement agent, or other participant;

●	Whether the Access Person expects to obtain any management, board, advisory, or control rights; and

●	Any other information requested by the CCO.

In determining whether to approve the investment, the CCO will consider whether the opportunity should be available to a client, whether the opportunity was offered because of the Access Person’s position with Worldline, whether the investment presents an actual or potential conflict of interest, and whether the investment could compromise the Access Person’s judgment.

If an Access Person who holds an interest in a Limited Offering later participates in considering the issuer or investment for a client, the Access Person must disclose the interest to the CCO. The CCO will determine whether the Access Person must be recused from the consideration or decision-making process or whether other controls are necessary.

Review of Personal Trading Information

The CCO or a person designated by the CCO will review Access Person holdings, transaction reports, account information, preclearance requests, and supporting documentation for compliance with this Code.

Personal-trading information will be treated as confidential but may be disclosed when reasonably necessary to:

●	Worldline senior management;

●	The Access Person’s supervisor;

●	Legal counsel or compliance service providers;

●	The board, officers, or service providers of a Reportable Fund;

●	The SEC, another regulator, or law enforcement authority; or

●	Another person involved in a compliance review or investigation.

Access Persons should have no expectation that information submitted under this Code will remain confidential from persons who require access for legitimate compliance, legal, regulatory, or supervisory purposes.

Other Required Reporting

Each Supervised Person must promptly report to the CCO any event or circumstance that may affect the person’s fitness, integrity, regulatory status, ability to perform duties for Worldline, or the accuracy of the Firm’s regulatory disclosures, including:

●	Any arrest, charge, indictment, conviction, guilty plea, or plea of no contest involving a felony

●	Any misdemeanor involving investments, an investment-related business, fraud, dishonesty, false statements, omissions, theft, misappropriation, bribery, perjury, forgery, counterfeiting, extortion, or similar conduct

●	Any regulatory inquiry, investigation, examination, proceeding, finding, order, sanction, suspension, bar, denial, revocation, restriction, cease-and-desist order, or monetary penalty involving the Supervised Person

●	Any suspension, revocation, or restriction of a professional license, registration, or designation;

●	Any civil action, arbitration, customer complaint, or administrative proceeding involving investment-related activity, fraud, dishonesty, breach of fiduciary duty, theft, misappropriation, or other unethical conduct

●	Any bankruptcy, lien, judgment, or financial event that may be required to be disclosed in a regulatory filing or that could reasonably affect the Supervised Person’s responsibilities for the Firm

●	Any other event that may require disclosure in the Firm’s Form ADV, a regulatory filing, client disclosure, or Reportable Fund report

Each new Supervised Person must complete the Employee Compliance Questionnaire and Acknowledgment through GCS within ten calendar days after becoming a Supervised Person. Each Supervised Person must thereafter complete the questionnaire and acknowledgment at least annually and promptly update the information if a reportable event occurs.

Gifts and Entertainment

Worldline permits reasonable gifts and business entertainment that support legitimate business relationships. However, gifts and entertainment must never be offered, given, solicited, or accepted in a manner that could improperly influence, or appear to influence, a business, investment, client, vendor, or regulatory decision.

For purposes of this policy, a gift is any item or benefit provided in connection with a business relationship when the provider is not present. Business entertainment includes meals, events, or activities attended by both the provider and recipient for a legitimate business purpose.

All gifts and entertainment must:

●	Be lawful and consistent with customary business practices

●	Be reasonable in value and frequency

●	Have a legitimate business purpose

●	Not create an actual or apparent conflict of interest

●	Not be offered or accepted in exchange for business or favorable treatment

●	Comply with any more restrictive policy applicable to the recipient, a client, or a Reportable Fund

Supervised Persons should contact the CCO whenever they are uncertain whether a gift or entertainment item is appropriate.

Gifts

An Supervised Person may give or accept a gift having an aggregate value of US$500 or less to or from the same person, entity, or affiliated group during a rolling 12-month period without prior approval, provided the gift otherwise complies with this policy.

Prior written approval from the CCO is required before giving or accepting any gift, or multiple gifts, that would cause the US$500 aggregate limit to be exceeded.

The value of all gifts given to or received from the same person, entity, or affiliated group during a rolling 12-month period must be aggregated. Gifts may not be divided or structured to avoid the approval requirement.

Cash and cash equivalents, including checks, cash-redeemable gift cards, securities, cryptocurrency, and lottery tickets, may not be given or accepted.

Nominal promotional items bearing a company name or logo are permitted when customary and not provided for an improper purpose.

Business Entertainment

Supervised Persons may provide or accept reasonable business entertainment, including meals, sporting events, conferences, and similar activities, when:

●	The host or a representative of the host is present;

●	The entertainment has a legitimate business purpose;

●	The value and frequency are reasonable; and

●	The entertainment is not offered or accepted in exchange for business or favorable treatment.

If the provider does not attend the event, the item is treated as a gift.

Prior written approval from the CCO is required for:

●	Unusually expensive or lavish entertainment;

●	Travel or lodging paid by a third party;

●	Entertainment involving a spouse, family member, or personal guest;

●	Entertainment provided during the selection, retention, review, or termination of a business relationship; or

●	Any entertainment that could reasonably create a conflict of interest or appearance of impropriety.

Government Officials and Public Entities

Any gift, meal, entertainment, travel, lodging, charitable contribution, or other item of value involving a government official, government employee, public pension representative, regulator, political candidate, or employee of a public entity requires prior written approval from the CCO, regardless of value.

No Supervised Person may offer, promise, give, request, or accept anything of value in violation of applicable anti-bribery, anti-corruption, public-integrity, or pay-to-play laws.

Personal and Charitable Gifts

Gifts and entertainment exchanged solely because of a bona fide personal or family relationship are generally outside the scope of this policy. This exception does not apply when the item is connected to Worldline’s business or is used to avoid the requirements of this policy.

A charitable donation made at the request of a client, prospective client, vendor, government official, or other business contact requires prior CCO approval if it could reasonably be viewed as intended to influence a business or investment decision.

Reporting and Records

Requests for approval must be submitted through GCS before the gift or entertainment is given or accepted and must include the parties involved, estimated value, date, business purpose, and any other information requested by the CCO.

If advance approval is not reasonably practicable, the Supervised Person must notify the CCO promptly after the event.

The CCO will maintain records of gifts and entertainment requiring disclosure or approval and may require receipts, certifications, or other supporting documentation.

No Supervised Person may use a Family/Household member, colleague, affiliate, or other intermediary to give or receive an item that the Access Person could not properly give or receive directly.

Political Contributions (Pay-to-Play)

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) generally prohibits an investment adviser from receiving compensation for providing advisory services to a government entity for two years after the Firm or certain of its executives or employees makes a political contribution to an official of that government entity who is in a position to influence the selection or retention of an investment adviser. The Pay-to-Play Rule may apply when the Firm provides advisory services directly to a government entity, such as a public pension, retirement, or tuition plan, or indirectly through certain pooled investment vehicles in which a government entity invests.

Based on the nature of the Firm’s current business activities and client base, the Firm permits Supervised Persons and members of their Family/Household to make lawful political contributions without obtaining prior approval from the CCO. However, no Supervised Person may make, direct, coordinate, solicit, or arrange a political contribution for the purpose of influencing the selection or retention of the Firm, obtaining or retaining business for the Firm, or securing an investment in a product or strategy managed or advised by the Firm.

An Supervised Person may not use a spouse, Family/Household member, colleague, affiliated person, or any other person or entity to make a contribution that the Supervised Person could not properly make directly.

Supervised Persons are expected to remain mindful that political contributions may create regulatory concerns even when made for personal reasons. Any Supervised Person who becomes aware that a contribution may relate to a government entity that is a current or prospective client or investor of the Firm must promptly notify the CCO.

The Firm’s current approach is based on its existing business activities. If the Firm begins providing or seeking to provide advisory services to a government entity, markets an investment product or pooled investment vehicle to government entities, retains a person to solicit government entity business, or otherwise changes its business in a manner that increases its exposure under the Pay-to-Play Rule, the Firm may amend this policy and impose additional restrictions. Such restrictions may include contribution limits, disclosure or pre-clearance requirements, or a prohibition on certain political contributions. Supervised Persons will be notified of any changes and will be required to comply with the revised requirements.

All new Supervised Persons must disclose political contributions made during the preceding two years by completing the Initial Acknowledgment of Political Contributions through GCS. The CCO will determine the period and contributions relevant under the Pay-to-Play Rule based on the person’s position and activities. The Firm may require additional information concerning contributions made by a Family/Household member when necessary to determine whether a contribution may be attributed to, directed by, or coordinated by the Supervised Person.

Periodically, but no less frequently than annually, the CCO will review the Firm’s business activities and political contribution practices to determine whether additional controls or restrictions are appropriate. The CCO may also conduct public-record searches relating to political contributions made by the Firm and Supervised Persons.

Outside Business Activities

A Supervised Person may not engage in an Outside Business Activity without first disclosing the activity through GCS and obtaining written approval from the CCO.

Outside Business Activities include, without limitation:

●	Paid or unpaid employment;

●	Consulting, advisory, freelance, or entrepreneurial activities;

●	Service as a director, officer, trustee, partner, manager, or committee member;

●	Service for a for-profit, nonprofit, charitable, foundation, endowment, political, civic, or similar organization;

●	Ownership or operation of a separate business;

●	Teaching, speaking, writing, or media activities for compensation; and

●	Any activity that could create a conflict of interest with the Firm, a client, or a Reportable Fund.

The Supervised Person must provide sufficient information for the CCO to evaluate the activity, including the nature of the activity, expected time commitment, compensation, business relationships, use of Firm resources, and any connection to the securities or investment-management industry.

Approval may be subject to conditions and may be revoked at any time. A Supervised Person must promptly report any material change to an approved activity.

New Supervised Persons must disclose all Outside Business Activities upon joining the Firm. All Supervised Persons must certify their Outside Business Activities at least annually through GCS.

Email and Other Electronic Communication

Supervised Persons must comply with the Firm’s Email and Other Electronic Communications policy set forth in Worldline’s Compliance Manual.

Social Media

Supervised Persons must comply with the Firm’s Social Media policy set forth in Worldline’s Compliance Manual.

Administration of the Code

The CCO is responsible for administering this Code, subject to the oversight of Worldline’s senior management.

The CCO will:

●	Identify all Supervised Persons and Access Persons and inform them of their applicable obligations under this Code;

●	Provide each Supervised Person with a copy of this Code and each amendment;

●	Obtain required acknowledgments and certifications;

●	Review holdings, transaction, account, preclearance, and other reports;

●	Maintain restricted lists, blackout notices, and other trading controls as appropriate;

●	Investigate actual or suspected violations;

●	Maintain records required under applicable law;

●	Report material violations and sanctions to senior management and, where applicable, to the board of a Reportable Fund; and

●	Review the Code periodically and recommend amendments when necessary.

No less frequently than annually, Worldline will provide the board of each applicable Reportable Fund with a written report that:

●	Describes material issues arising under the Code or related procedures since the prior report, including material violations and sanctions imposed; and

●	Certifies that Worldline has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO may delegate administrative responsibilities to qualified compliance personnel or service providers but retains responsibility for reasonably supervising the administration of the Code.

Training

All Supervised Persons must complete Code of Ethics and compliance training:

●	Promptly upon joining the Firm and ordinarily within ten calendar days;

●	At least annually thereafter; and

●	At other times determined appropriate by the CCO, including following a material amendment to the Code or a material regulatory development.

Training will address the requirements of this Code, personal trading obligations, material nonpublic information, conflicts of interest, reporting violations, and other topics relevant to the Supervised Person’s responsibilities.

The CCO will maintain records of attendance and completion.

Sanctions and Remedies

If the CCO determines that a Supervised Person has violated this Code, the CCO, in consultation with senior management as appropriate, may impose sanctions based on the nature, severity, frequency, and circumstances of the violation.

Sanctions may include:

●	Education, counseling, or a written warning;

●	Heightened supervision;

●	Suspension or limitation of personal trading, if applicable;

●	Cancellation or reversal of a transaction;

●	Disgorgement of profits;

●	A financial penalty to the extent permitted by law;

●	Suspension or termination of employment or association;

●	Referral to the board of a Reportable Fund;

●	Notification to a regulator or law enforcement authority; or

●	Any other action deemed appropriate.

Any disgorged amount will be disposed of as directed by senior management after consultation with legal or compliance personnel. No Supervised Person may retain a profit resulting from a transaction that violated this Code.

Reporting Violations

All Supervised Persons must promptly report any actual or suspected violation of this Code or applicable securities law to the CCO. A report may be made orally, in writing, through an available anonymous reporting method, or to a member of senior management when the concern involves the CCO.

No person will be subject to retaliation for making a good-faith report, providing information, assisting an investigation, or communicating with a regulator or law enforcement authority. Retaliation is itself a violation of this Code.

Reports will be evaluated and investigated as appropriate. Information will be maintained confidentially to the extent reasonably practicable and consistent with the Firm’s obligation to investigate and respond.

Whistleblowers

An Supervised Person who identifies potential or actual misconduct is encouraged and, when the matter may involve a violation of this Code or securities law, required to report the matter promptly to the CCO. If the concern relates to the CCO, the report may be made to a member of senior management.

The Firm will protect the confidentiality of a report to the extent reasonably practicable. Complete confidentiality cannot be guaranteed because information may need to be disclosed to investigate the matter, obtain legal advice, take corrective action, or respond to a regulator or other governmental authority.

Nothing in this Code, the Firm’s compliance manual, an employment agreement, a confidentiality agreement, a severance agreement, or any other Firm document prohibits or restricts any current or former employee from voluntarily:

●	Communicating with the SEC or another governmental or regulatory authority;

●	Reporting a possible violation of law;

●	Participating in an investigation or proceeding; or

●	Making any disclosure protected under applicable whistleblower law.

No current or former employee is required to notify or obtain authorization from Worldline before making such a communication. The Firm prohibits retaliation against any person for engaging in protected activity.

Possible securities law violations may be reported directly to the SEC through its Tips, Complaints, and Referrals system. The SEC’s San Francisco Regional Office may also be contacted at:

SEC, San Francisco Regional Office
44 Montgomery St., Suite 700
San Francisco, CA 94104
415-705-2500
Email: sanfrancisco@sec.gov

Any Supervised Person who believes he or she has been subject to retaliation or reprisal for reporting a concern or making a complaint must promptly report such action to the CCO, if the concern involves the CCO, to a member of Worldline’s Senior Management.

Questions concerning this section should be directed to the CCO.

Acknowledgement & Certification

Each Supervised Person must receive a copy of this Code and each amendment to the Code.

Upon becoming subject to the Code, each Supervised Person must acknowledge in writing through GCS that the person:

●	Received the Code;

●	Read and understands the Code;

●	Agrees to comply with the Code; and

●	Understands the obligation to report violations.

Each Supervised Person must also acknowledge receipt of every amendment to the Code within the period established by the CCO.

At least annually, each Supervised Person must certify through GCS that the person:

●	Received, read, and understood the Code and all amendments;

●	Complied with the Code during the certification period;

●	If an Access Person, disclosed all required securities accounts, holdings, and transactions;

●	Disclosed all required Outside Business Activities, political contributions, gifts, entertainment, and other reportable matters; and

●	Reported all known violations of the Code.

Failure to complete a required acknowledgment or certification by the applicable deadline is a violation of this Code.